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Exhibit 12.1

SHUFFLE MASTER, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollar amounts in thousands) (unaudited)

					Pro Forma
	Six Months Ended				Six Months Ended
							Year Ended		Fiscal Years Ended
	April 30,
					April 30, 2004		October 31, 2003						October 31, 2001
	2004		2003						2003		2002				2000		1999
Income from continuing operations before income taxes	$14,991		$11,613		$12,851		$24,902		$27,037		$22,678		$19,173		$15,789		$7,773
Add:
Interest expense	57		6		1,062		2,125		11		4		13		45		81
Interest component of rent expense(1)	129		125		129		249		249		222		185		172		131
Amortization of loan costs related to indebtness	23		11		23		23		23		31		30		20		2
Earnings available for fixed charges	$15,200		$11,755		$14,065		$27,299		$27,320		$22,935		$19,401		$16,026		$7,987
Fixed charges:
Interest expense	$57		$6		$1,062		$2,125		$11		$4		$13		$45		$81
Interest component of rent expense(1)	129		125		129		249		249		222		185		172		131
Amortization of loan costs related to indebtness	23		11		23		23		23		31		30		20		2
Total fixed charges	$209		$142		$1,214		$2,397		$283		$257		$228		$237		$214
Ratio of earnings to fixed charges	73	x	83	x	12	x	11	x	96	x	89	x	85	x	68	x	37	x

(1)
Assumes interest component to be one-fourth of rent expense

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SHUFFLE MASTER, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (dollar amounts in thousands) (unaudited)